Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 6, 2013, with respect to the consolidated balance sheets of Open Road Releasing, LLC as of December 31, 2012 and 2011, and the related consolidated statements of operations, changes in members’ equity, and cash flows for each of the years in the two-year period ended December 31, 2012, which report appears in the AMC Entertainment Holdings, Inc. registration statement filed on Form S-1 and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Los Angeles, California

December 2, 2013